Exhibit I

Calculation of Filing Fee Tables

Schedule TO

(Form Type)

ClearBridge MLP and Midstream Total Return Fund Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to Be Paid	$151,711,313	0.0001476	$22,392.59
Fees Previously Paid	$0.00		$0.00
Total Transaction Valuation	$151,711,313
Total Fees Due for Filing			$22,392.59
Total Fees Previously Paid			$0.00
Total Fee Offsets			$0.00
Net Fee Due			$22,392.59